UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2007
Max & Erma’s Restaurants, Inc.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-11514 (Commission File Number)	31-1041397 (IRS Employer Identification No.)
4849 Evanswood Drive
Columbus, OH 43229
(614) 431-5800
(Address, including zip code, and telephone number
including area code of registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On December 13, 2007, Max & Erma’s Restaurants, Inc. (the “Company”) received a NASDAQ Deficiency Letter (the “Letter”) from The NASDAQ Stock Market (“NASDAQ”) informing the Company that the Company has not maintained a minimum market value of publicly held shares (“MVPHS”) of $5,000,000 as required for continued listing on the NASDAQ Global Market under Marketplace Rule 4450(a)(2).
     The Letter also stated that, in accordance with Marketplace Rule 4450(e)(1), NASDAQ has granted the Company 90 calendar days, or until March 12, 2008, to regain compliance if the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days. If compliance is not demonstrated by March 12, 2008, the NASDAQ Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel.
     The Company is currently evaluating its alternatives to resolve the listing deficiency. If the Company does not resolve the listing deficiency, the Company may apply to transfer its common stock to the NASDAQ Capital Market. In order to transfer to the NASDAQ Capital Market, the Company must satisfy the continued inclusion requirements for that market set forth in Marketplace Rule 4310(c). The Company is currently in compliance with the listing standards of the NASDAQ Capital Market. If the Company submits a transfer application and pays the applicable listing fees by March 12, 2008, the initiation of the delisting proceedings will be stayed pending the NASDAQ Staff’s review of the application. If the NASDAQ Staff does not approve the transfer application, the NASDAQ Staff will provide written notification that the Company’s common stock will be delisted.
     On December 18, 2007, the Company issued a press release announcing this event. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d)     Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max & Erma’s Restaurants, Inc.
Date: December 18, 2007	By:	/s/ William C. Niegsch, Jr.
William C. Niegsch, Jr., Executive
Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 18, 2007.